Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

COOPER TIRE & RUBBER COMPANY

1.     Name. The name of the corporation is Cooper Tire & Rubber Company (the “Corporation”).

2.     Address; Registered Office and Agent. The name and address of the Corporation’s registered agent is Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808.

3.     Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.     Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock without par value.

5.     Election of Directors. Unless and except to the extent that the By-Laws of the Corporation (the “By-Laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.     Limitation of Liability. To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Section 6 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.    Indemnification.

7.1     Limitation of Director’s Liability. A director’s liability to the Corporation for breach of duty to the Corporation or its shareholders shall be limited to the fullest extent permitted by Delaware law as now in effect or hereafter amended; provided, however, the foregoing provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the foregoing provision becomes effective; provided further, that any repeal or modification of the foregoing provision which has the effect of increasing the liability of a director to the Corporation or its shareholders shall be prospective only and shall not adversely affect the rights and immunities of a director existing at the time of such repeal or modification.

7.2     Indemnification of Corporate Agents. The Corporation may provide indemnification of, and advance related indemnification expenses to, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director, officer, employee benefit plan fiduciary, or employee of the Corporation or any predecessor of the Corporation or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

7.3     Repeal or Modification. Neither any amendment or repeal of this Section 7, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Section 7, shall eliminate or reduce the effect of this Section 7 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 7, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

8.     Adoption, Amendment or Repeal of By-Laws. In furtherance of and in limitation to the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the By-Laws.

9.     Meetings of Shareholders. Meetings of shareholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

10.     Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.